Exhibit 2.1
MERGER AGREEMENT
     This MERGER AGREEMENT (“Agreement”), dated as of November 22, 2010, is among HCA Inc., a Delaware corporation (the “Company”), HCA Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Holdings”), and HCA Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”).
RECITALS
     WHEREAS, as of the close of business on November 22, 2010, the authorized capital stock of the Company consisted of 125,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), of which 94,646,848 shares were issued and outstanding, 11,827,207 shares were reserved for issuance under the Option Plans (as defined below) and upon exercise of outstanding Options (as defined below), and no shares were held in treasury;
     WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of 125,000,000 shares of common stock, par value $0.01 per share (the “Holdings Common Stock”), of which 100 shares are issued and outstanding and no shares are held in treasury;
     WHEREAS, as of the date hereof, the authorized limited liability company interests of Merger Sub consists of 100 common interests (“Merger Sub Units”), of which all are issued and outstanding;
     WHEREAS, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Holdings Common Stock with respect to Holdings are the same as those of the Company Common Stock with respect to the Company;
     WHEREAS, the Certificate of Incorporation and the Bylaws of Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions substantively identical to the Certificate of Incorporation and the Bylaws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”));
     WHEREAS, the directors of the Company immediately prior to the Merger (as hereinafter defined) will also be the directors of Holdings as of the Effective Time;
     WHEREAS, the officers of the Company immediately prior to the Merger will also be the officers of Holdings as of the Effective Time;
     WHEREAS, Holdings is a newly formed Delaware corporation and Merger Sub is a newly formed Delaware limited liability company, each organized for the purpose of participating in the transactions herein contemplated;
     WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company with the Company being the surviving corporation and thereby converting each outstanding share of Company Common Stock into one share of Holdings Common Stock (the “Exchange”), all in accordance with the terms of this Agreement;
     WHEREAS, the Boards of Directors of Holdings and the Company and the Sole Member of Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”); and
     WHEREAS, the parties intend that the Merger and Exchange together constitute a tax free contribution of the stock of the Company to Holdings in exchange for stock of Holdings pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdings and Merger Sub hereby agree as follows:
ARTICLE I.
THE MERGER
     Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”) and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time, be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Holdings. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.” At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL and Section 18-209 of the LLC Act.
     Section 1.2 Effective Time. The Merger shall become effective upon the filing of a copy of this Agreement or a Certificate of Merger relating hereto with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the “Effective Time”).
     Section 1.3 Certificate of Incorporation of the Surviving Corporation. At the Effective Time and pursuant to the Merger, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth in Exhibit A hereto. Such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.
     Section 1.4 Bylaws. From and after the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.
     Section 1.5 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will serve as directors from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.
     Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation or as otherwise provided by law.
     Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL and Section 18-209 of the LLC Act. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
     Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, the Company or the holder of any of the following securities:
     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one duly issued, fully paid and nonassessable share of Holdings Common Stock.
     (b) Each Merger Sub Unit issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (c) Each share of Holdings Common Stock owned by the Company immediately prior to the Merger shall automatically be canceled and shall cease to exist.
     (d) From and after the Effective Time, holders of certificates or book-entries formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.9 herein.

     Section 1.9 No Surrender of Certificates; Stock Transfer Books. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions thereof, of the capital stock of Holdings with respect to Holdings will, in each case, be identical with those of the Company with respect to the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.
ARTICLE II.
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER
     Section 2.1 Assumption of Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Options”) then outstanding, under the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, and any other equity incentive plans of the Company in existence as of the Effective Time, which allows the purchase, grant or issuance of Company Common Stock (collectively, the “Option Plans”), whether or not then exercisable, will be assumed by Holdings. Each Option so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Option Plan and any agreements thereunder immediately prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock that were subject to such Option immediately prior to the Effective Time). The conversion of any Options which are “incentive stock options”, if any, within the meaning of Section 422 of the Code into options to purchase Holdings Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such Options within the meaning of Section 424 of the Code.
     Section 2.2 Assumption of Option Plans, Stock Incentive Plans and Other Agreements. Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to: (i) Option Plans; (ii) any other employee and executive compensation plans pursuant to which the Company is obligated to, or may issue equity securities to its directors, officers, or employees (collectively, all such plans are listed on Schedule A hereto and are referred to as “Stock Incentive Plans”); (iii) each stock option agreement and/or similar agreement entered into pursuant to the Option Plans or the Stock Incentive Plans, and each outstanding Option or award granted thereunder; and (iv) the other agreements (the “Other Agreements”) listed on Schedule A hereto. At the Effective Time, the Option Plans, Stock Incentive Plans, any equity award agreements and the Other Agreements shall each be automatically amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdings.
     Section 2.3 Amendments to Registration Statements. It is the intent of the parties hereto that Holdings, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing certain offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Holdings will, to the extent deemed appropriate, file a post-effective amendment to the Company’s registration statement on Form S-8 (File No. 333-150714) covering the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, adopting such registration statement as its own registration statements for all purposes of the Securities Act and the Exchange Act and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statement from being misleading.
     Section 2.4 Reservation of Shares. On or prior to the Effective Time, Holdings will reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock under the Option Plans, the Stock Incentive Plans, including upon exercise of the Options outstanding under the Option Plans, if applicable.
ARTICLE III.
CONDITIONS OF MERGER
     Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:
     (a) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.
     (b) The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it indicating that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.
     (c) All third party consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, exchange membership, exchange allocation, plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the

Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.
ARTICLE IV.
COVENANTS
     Section 4.1 Election of Directors. Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of Holdings, will, if necessary to comply with Section 251(g) of the DGCL, cause the board of directors of the Holdings to effect such amendments to the bylaws of Holdings as are necessary to increase the number of directors of Holdings to equal the number of directors of the Company immediately prior to the Effective Time, remove each of the then directors of Holdings, and elect each person who is then a member of the board of directors of the Company as a director of Holdings, each of whom shall serve until his successor shall have been elected and qualified in accordance with the Certificate of Incorporation of Holdings.
     Section 4.2 The Option Plans and the Stock Incentive Plans. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume the Option Plans and the Stock Incentive Plans, each stock option or similar agreement entered into pursuant thereto, and each Option granted thereunder, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.
     Section 4.3 Insurance. Holdings shall procure insurance or cause the execution of the insurance policies of the Company such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by the Company immediately prior to the Merger.
     Section 4.4 Assumption of Agreements. The Company and Holdings will take or cause to be taken all actions necessary or desirable in order for Holdings to assume and perform the obligations of the Company under the Other Agreements, all to the extent deemed appropriate by the Company and Holdings and permitted under applicable law.
     Section 4.5 Tax Treatment. The parties hereto acknowledge that the Merger and Exchange together are intended to constitute a tax free contribution of the stock of the Company to Holdings in exchange for stock of Holdings pursuant to Section 351 of the Code, and shall file all tax returns consistent with such treatment. Each party hereto shall use its commercially reasonable efforts to cause the Merger and Exchange to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger and Exchange from qualifying, for such treatment.
ARTICLE V.
TERMINATION AND AMENDMENT
     Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or the sole member of Merger Sub if such Board of Directors or member should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such entity or its equity owners. In the event of such termination and abandonment, this Agreement shall become void and neither the Company nor Merger Sub nor their respective stockholders, directors, members or officers shall have any liability with respect to such termination and abandonment.
     Section 5.2 Amendment. At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.
ARTICLE VI.
MISCELLANEOUS PROVISIONS
     Section 6.1 Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware.
     Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
     Section 6.3 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, together with the Assignment and Assumption Agreement constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.
     Section 6.4 Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
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     IN WITNESS WHEREOF, the Company, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above.

HCA INC.
By:	/s/ R. Milton Johnson
Name:	R. Milton Johnson
Title:	Executive Vice President and Chief Financial Officer

HCA HOLDINGS, INC.
By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	Senior Vice President — Finance and Treasurer

HCA MERGER SUB LLC
By:	HCA Holdings, Inc., its sole member

By:	/s/ David G. Anderson
Name:	David G. Anderson
Title:	President

SCHEDULE A
Agreements to be Assumed by HCA Holdings, Inc.
Stock and Stock Incentive Plans *
Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan
First Amendment to Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan
HCA-Hospital Corporation of America Nonqualified Initial Option Plan
Galen Health Care, Inc. 1993 Adjustment Plan
HCA-Hospital Corporation of America 1992 Stock Compensation Plan
Columbia/HCA Healthcare Corporation 2000 Equity Incentive Plan
HCA 2005 Equity Incentive Plan
2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates
2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates, as Amended and Restated, adopted June 21, 2010
HCA Inc. 2010 Senior Officer Performance Excellence Program
* Includes all stock option grant agreements, rollover agreements and award agreements entered into by the Assignor (as defined herein) and the Assignor’s employees or other grantees pursuant to any of the foregoing plans.
Other Agreements
Management Stockholder’s Agreement dated November 17, 2006 and similar agreements of a later date
Retirement Agreement between the Company and Thomas F. Frist, Jr., M.D. dated as of January 1, 2002
Employment Agreement dated November 16, 2006 (Richard M. Bracken)
Employment Agreement dated November 16, 2006 (R. Milton Johnson)
Employment Agreement dated November 16, 2006 (Charles J. Hall)

Employment Agreement dated November 16, 2006 (Samuel N. Hazen)
Employment Agreement dated November 16, 2006 (William P. Rutledge)
Employment Agreement dated November 16, 2006 (Beverly B. Wallace)
Employment Agreement dated November 16, 2006 (Robert Waterman)
Amended and Restated Employment Agreement dated October 27, 2008 (Jack O. Bovender, Jr.)
Amendment to Employment Agreement effective January 1, 2009 (Richard M. Bracken)
Indemnification Priority and Information Sharing Agreement, dated as of November 1, 2009, between HCA Inc. and certain other parties thereto
Registration Rights Agreement, dated as of March 16, 1989, by and among HCA-Hospital Corporation of America and the persons listed on the signature pages thereto
Assignment and Assumption Agreement, dated as of February 10, 1994, between HCA-Hospital Corporation of America and the Company relating to the Registration Rights Agreement, as amended

Exhibit A
Amended and Restated Certificate of Incorporation of HCA Inc.
See attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HCA INC.
     1. The name of the corporation is HCA Inc. (the “Corporation”).
     2. The registered agent and registered office of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000) shares of common stock, par value $.01 each.
     5. The Corporation is to have perpetual existence.
     6. The board of directors (the “Board”) of the Corporation, acting by majority vote, may alter, amend or repeal the By-laws of the Corporation.
     7. Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.
     8. At all duly called meetings of the Board or committees thereof, a majority of the total number of Board or committee members (including at least one designee of each Investor Group (as defined below) that is entitled at that time to designate, and has designated, a director, unless such requirement is waived (orally, electronically or in writing) by a designee of the applicable Investor Group prior to or after the applicable meeting), shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board or a committee, the Board or committee members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, however, that for any such reconvened meeting, a majority of the total number of Board or committee members (without regard to whether at least one designee of each Investor Group that is entitled at that time to designate, and has designated, a director, is present) shall constitute a quorum for the transaction of business; provided further, however, that notice for any reconvened meeting shall have been given in accordance with Section 2 of Article II of the Corporation’s By-laws. No action may be taken by the Board or any committee of the Corporation without the consent of a majority of the directors that are members of such body (including, for so long as there are at least two Sponsor Groups (as defined below) entitled to designate directors to the Board, the consent of a Director designated by each of at least two Sponsor Groups and if there is only one Sponsor Group, such Sponsor Group). Any instrument or writing executed on behalf of the Corporation by any one or more of the members of the Board shall be valid and binding upon the Corporation when authorized by the Board in accordance with Section 4 of Article II of the Corporation’s By-laws.

     For purposes of this section, the following terms shall have the meanings set forth below:
     “Family Group” means, as of any date, any of the individuals or entities identified in Exhibit A to the Limited Liability Company Agreement of Hercules Holding II, LLC and their respective permitted transferees that from time to time hold any interest in the Hercules Holding II, LLC (“Parent”) or the Corporation.
     “Investor Group” means any Sponsor Group or the Family Group.
     “Sponsor Group” means, as applicable, (i) Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and Bain Capital Hercules Investors, LLC and their permitted transferees, in each case that from time to time hold any interest in Parent and its affiliates, (ii) KKR Millennium Fund L.P., KKR PEI Investments, L.P., KKR 2006 Fund L.P., KKR Partners III, L.P., OPERF Co-Investment LLC and their respective permitted transferees, in each case, that from time to time hold any interest in Parent and its affiliates; and (iii) ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and their respective permitted transferees, in each case, that from time to time hold any interest in Parent and its affiliates.
     9. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of HCA Holdings, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or this certificate of incorporation.

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